                             CONSULTING AGREEMENT

    THIS CONSULTING AGREEMENT (this "Agreement") dated as of November 23 , 1994, is made by and between Osiris Therapeutics, Inc., a Delaware corporation (the "Company"), and Max Link, Ph.D. (the ".consultant").

                                  RECITALS

    A. The Company desires to retain the services of consultant

    B. Consultant is willing to be retained by the Company on the terms and conditions set forth in this Agreement.

                               AGREEMENTS

    NOW, THEREFORE, the Company and the Consultant agree as follows:

  l. Services to be Provided   (a) The Company hereby retains the services of
Consultant for the term set forth in Section 2 below (the "Consulting Period"), with the duties and responsibilities set forth below, and upon the other terms and conditions hereinafter stated. During the Consulting Period, Consultant shall be an advisor to the Company and shall serve as the Business Advisor--Stem Cell Strategy, Industry Collaborations and Financial Development for the Company, and as a non-employee Chairman of the Board of Directors of the Company (the "Board"). Consultant's duties and responsibilities shall include:

    Advisory Activities:

    (i) Provide guidance and counsel on the Company's strategic direction, priorities and response to industry developments.

    (ii) Identify and introduce the Company's management to new strategic opportunities, including in the areas of corporate partnerships, acquisitions, technology licensing and international marketing/distribution arrangements.

    (iii) Assist the Company in identifying and developing financing alternatives.

    (iv) Assist the Chief Executive Officer of the Company (the "CEO") in presentations to key investors and financial institutions.

    Board Activities:

    (i) When present, chair meetings of the Board of Directors.

    (ii) Assist the Chief Executive Officer in setting Board policy and the agenda of regularly scheduled Board meetings.

    (iii) Attend from four to six full Board meetings per year.

    (b) The Company and Consultant agree that Consultant's relationship with the Company shall be that of independent contractor, and Consultant shall not be an employee of the Company. Further, Consultant shall only be authorized to act for or on behalf of the Company to the extent specifically authorized by the Board or the CEO.

    (c) During the Consulting Period, Consultant shall devote twelve days per year to activities on behalf of the Company as follows: four to six days for attendance at four regularly scheduled Board meetings and two optional Board meetings and six to eight days, as appropriate, for assisting the Company in a business advisory capacity. Consultant may devote additional days to activities on behalf of the Company at the mutual agreement of Consultant and the Company.

  2. Term. The term of Consultant's consulting services to the Company shall commence on December 1, 1994 (the "Commencement Date") and shall end on the third anniversary of the Commencement Date unless sooner terminated pursuant to the terms of this Agreement.

  3. Compensation.

    (a) Issuance and Sale of Shares In consideration of the services to be provided by Consultant, the Company hereby issues and sells to Consultant 80,000 shares of the Company's Common Stock, par value $.001 per share (the "Common Stock"), for a price per share of $.34. Of such 80,000 shares of Common Stock (the "Shares"), 10,000 Shares are issued and sold to Consultant without restriction other than as provided in clause (ii) of paragraph (b) below, and 70,000 Shares (the "Restricted Shares") are subject to the restrictions and risk of forfeiture set forth in paragraphs (b) and (c) of this Section 3.

    (b) Restrictions on Transfer of Shares. The Shares may not be transferred, sold, pledged, exchanged, assigned or otherwise encumbered or disposed of by Consultant, except to the Company, unless and until (i) in the case of the Restricted Shares, such Shares have become nonforfeitable in accordance with paragraph (c) of this Section 3 and (ii) such transfer or other disposition is registered under the Securities Act of 1933 and any applicable state securities laws and will not cause the Company to be subject to the periodic reporting requirements of the Securities Exchange Act of 1934, and the Company receives evidence satisfactory to it, in its sole discretion, that such transfer or other disposition is registered or is not required to be registered under the Securities Act of 1933 and such state securities laws and will not subject the Company to such reporting requirements. Any purported transfer, encumbrance or other disposition of the Shares that is in violation of this Section 3 shall be null and void, and the other party to any such purported transfer, encumbrance or other disposition shall not obtain any rights to or interest in such Shares. The certificate(s) evidencing the Shares shall bear a legend in a form satisfactory to the Company reflecting the restrictions described above.

    (c) Vesting of Restricted Shares. 10,000 of the Restricted Shares shall become nonforfeitable upon each of the first, second and third anniversary of the Commencement Date if Consultant's services to the Company have not been terminated prior to such anniversary pursuant to Section 5 of this Agreement.
 The remaining 40,000 Restricted Shares shall become nonforfeitable in accordance with Exhibit A attached hereto and made a part hereof.

    (d) Forfeiture of Restricted Shares Any of the Restricted Shares that have not become nonforfeitable in accordance with paragraph (c) hereof on the date on which Consultant's consulting services to the Company are terminated pursuant to Section 5 of this Agreement shall be forfeited by Consultant. In the event of a forfeiture, the certificate(s) representing all of the Restricted Shares that have not become nonforfeitable in accordance with paragraph (c) hereof shall be canceled and Consultant shall have no further interest in or rights with respect to such Restricted Shares, and the Company shall repurchase such Restricted Shares for a price per share equal to that originally paid by Consultant.

    (e) Dividend, Voting and Other Rights. Consultant shall have all of the rights of a stockholder with respect to the Restricted Shares, including the right to vote the Restricted Shares and receive any dividends that may be paid thereon; provided, however, that any additional shares of Common Stock or other securities that Consultant may become entitled to receive pursuant to a stock split or dividend with respect to the Common Stock or a merger or reorganization in which the Company is the surviving corporation or any other change in the capital structure of the Company shall be subject to the same restrictions and risk of forfeiture as the Restricted Shares with respect to which such additional shares of Common Stock or other securities were received by Consultant.

    (f) Retention of Stock Certificate(s) by the Company The certificate(s) representing the Restricted Shares covered by this Agreement shall be held in custody by the Company, together with a stock power with respect thereto endorsed in blank by Consultant, until those Restricted Shares have become nonforfeitable in accordance with paragraph (c) to this Section 3.

    (g) Withholding Taxes. If the Company shall be required to withhold any federal, state, local or foreign tax in connection with any issuance of the Shares or other securities pursuant to this Section 3, Consultant shall pay the tax or make provisions that are satisfactory to the Company for the payment thereof.

    (h) Other. No provision of this Section 3 shall limit in any way whatsoever any right that the Company may otherwise have to terminate the consulting services of Consultant at any time.

    (i) Loan. In order to facilitate Consultant's purchase of the Shares, the Company shall, at the election of Consultant, make a loan to Consultant in the amount of $27,200 (the "Loan"), which shall bear interest at a rate equal to the lowest rate necessary to avoid the imputation of interest under the Internal Revenue Code of 1986, as amended, and shall become due and payable in full on the earliest to occur of(a) termination of Consultant's consulting services to the Company for any reason, (b) the first sale of all or a portion of the Shares by Consultant and (c) the fifth anniversary of the date of this Agreement.

  4. Expense Reimbursement. During the Consulting Period, Consultant shall be entitled to reimbursement for all reasonable and documented expenses incurred by Consultant in connection with approved business of the Company (such as business class transportation, hotels, and meals), in accordance with the Company policy with respect to such reimbursement.

  5. Termination of Consulting Period.

    (a) Consultant may terminate his consulting services to the Company at any time upon giving the Company written notice 30 days in advance of the proposed date of termination.

    (b) Consultant's consulting services to the Company shall terminate automatically upon the death of Consultant.

    (c) The Company may terminate Consultant's consulting services to the Company with or without cause, at any time and for any reason, by giving Consultant written notice from the CEO or the Board at least 90 days in advance of the date on which the termination is to become effective.

  6. Confidentiality.

    Consultant acknowledges that by reason of his duties as an advisor to the Company he has or will have access to and become informed of confidential and secret information which is a competitive asset of the Company (collectively "Confidential Information") including, without limitation, (a) information concerning concepts for products and services and products and services data,
(b) research, development and corporate planning data, (c) the Company's financial results and business condition, and (d) any other information which constitutes a "trade secret" under the Uniform Trade Secrets Act. Consultant agrees to keep in strict confidence and not, either directly or indirectly, to make known, divulge, reveal, furnish, make available or use any Confidential Information, except for use in Consultant's regular authorized duties on behalf of the Company.

    Consultant acknowledges that all documents and other property including or reflecting Confidential Information furnished to Consultant by the Company or otherwise acquired or developed by the Company shall at all times be the property of the Company. Consultant agrees that upon termination of Consultant's consulting services to the Company, for any reason, Consultant shall return to the Company any such documents or other property (including copies, summaries or analyses of the foregoing) containing Confidential Information which are in his or her possession, custody or control.

    Consultant further agrees that Consultant's obligations of confidentiality hereunder shall survive any termination of Consultant's consulting services to the Company. For the purposes of this Section 6, Confidential Information shall not include information which has become, through no fault of Consultant, generally known to the public, and Consultant, if required by law to make disclosure of Confidential Information to a court of competent jurisdiction, may make such disclosure after providing the Company with reasonable notice and an opportunity to contest such requirement. The obligations of Consultant under this Section 6 are in addition to, and not in limitation of or preemption of, all other obligations of confidentiality which he may have to the Company under general legal and equitable principles.

  7. Noncompetition.

    Consultant acknowledges that his access to and knowledge of the Confidential Information would be valuable to a competitor of the Company. Consultant further acknowledges that it would be inherent in the performance of his duties as a director, officer, employee, agent, consultant, shareholder or partner of any corporation, partnership or other entity which competes with the Company, or which intends to or may compete with the Company, to disclose or use such knowledge to or for the benefit of such corporation, partnership or other entity.

    To protect these vital interests of the Company, Consultant agrees that from the date of this Agreement through the second anniversary of the date on which his consulting services to the Company terminate for any reason (the "Noncompetition Period"), he shall not, directly or indirectly, whether as a director, officer, employee, agent or consultant or otherwise: (a) invest in or become employed by or affiliated with, in any capacity, any corporation, partnership or other entity which is engaged in a business which is competitive with the business of the Company on the date of such termination (except that Consultant may purchase up to two percent of the outstanding capital stock of a company that has common stock quoted on a national stock exchange or the over-the-counter market); (b) solicit sales of, or sell or deliver, any product or service of the kind and character sold or distributed by the Company; (c) solicit, attempt to solicit or seek to divert from the Company the business or patronage of any person, corporation, partnership or other entity with whom the Company has had business relations; or (d) engage, suggest or assist in or influence the engagement of hiring by any competitor of the Company of any employee of the Company, or otherwise cause or encourage any person, corporation, partnership or other entity having a business or employment relationship with the Company to sever such relationship with or commit any act harmful to the Company.

    Consultant's obligations and covenants ;under this Section 7 shall be limited to North America, Europe, Japan, China, Taiwan, Singapore and Australia. For the purposes of this Section 7, the business of the Company shall mean (a) the research, development and commercialization of products using mesenchymal stem cells, hematopoietic stem cells, or the progeny cells of either, for the repair and regeneration of tissue, bone marrow transplantation and cancer therapy; (b) the research, development and commercialization of cellular transplants and cell-matrix products that utilize mesenchymal stem cells and their progeny; (c) the research, development and commercialization of products using mesenchymal stem cells and their growth factors, their receptors and their cross-signaling molecules to control, mediate, enhance or otherwise influence hematopoietic stem cells and their progeny; and (d) the research, development and commercialization of biomatrix and gene therapy products specifically using mesenchymal stem cells, hematopoietic stem cells and/or their progeny.

  8. Inventions.

    Consultant hereby assigns and agrees to assign to the Company, its successors, assigns or nominees, all of his rights to any discoveries, inventions and improvements, whether patentable or not, made, conceived or suggested, either solely or jointly with others, by Consultant while providing consulting services to the Company, whether in the course of his providing consulting services with the use of the Company's time, material or facilities or that is in any way within or related to the existing or contemplated scope of the Company's business. Any discovery, invention or improvement relating to any subject matter with which the Company was concerned during the Consulting Period and made, conceived or suggested by Consultant, either solely or jointly with others, within one year following termination of Consultant's consulting services to the Company shall be irrebuttably presumed to have been so made, conceived or suggested in the course of such consulting services with the use of the Company's time, materials or facilities.

    Upon request by the Company with respect to any such discoveries, inventions or improvements, Consultant will execute and deliver to the Company, at any time during or after the Consulting Period, all appropriate documents for use in applying for, obtaining and maintaining such domestic and foreign patents as the Company may desire, and all proper assignments therefor, when so requested by and at the expense of the Company, but without further or additional consideration.

  9. Options to Purchase Stock.

    (a) For each day of consulting services provided by Consultant pursuant to Section 1(c) in excess of the twelve days of consulting services to be provided each year, Consultant shall receive an option to purchase 1,000 shares of common stock (as adjusted to reflect any stock split, combination or other reclassification) with an exercise per share equal to the then fair market value of such common stock (as determined by the Board) and upon such other terms and conditions as are contained in the Company's standard stock option agreement.

    (b) As additional consideration for the services to be provided by Consultant pursuant to this Agreement, Consultant shall have the option to purchase up to 100,000 shares of the series of preferred stock issued in connection with the Company's next round of equity financing with institutional investors, at a price per share of $3.40. Such purchase shall be on substantially the same terms and conditions as those provided generally to such investors. Such option shall expire and be of no further force and effect on December 1, 1995.

  10. Miscellaneous

    (a) All notices required to be given under this Agreement shall be in writing and delivered personally or sent by registered mail or certified mail, postage prepaid, return receipt requested, addressed as follows:

    If to the Company:

        Osiris Therapeutics, Inc.
        The Wearn Building, Fourth Floor
        11100 Euclid Avenue
        Cleveland, Ohio 44106
        Attention: Chief Executive Officer

    with a copy to:

        Jones, Day, Reavis & Pogue
        North Point
        901 Lakeside Avenue
        Cleveland, Ohio 44114
        Attention: John C. McIlwraith

    If to Consultant:

        Dr. Max Link
        Tobelhofstrasse 30
        8044 Zurich
        Switzerland

Notice shall be deemed delivered at the time received in the case of personal delivery, or five business days after it is mailed in the case of mailing. The foregoing instructions may be changed at any time by a party by providing written notice of such change.

    (b) This Agreement shall be subject to and governed by the internal laws of the State of Maryland (without regard to conflicts of law principles).

    (c) The headings or titles to sections in this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the heading or title of any section.

    (d) No provision of this Agreement may be amended, modified or waived unless such amendment, modification or waiver is authorized by the Board and is agreed to in a writing signed by Consultant and by the CEO of the Company.
 Except as otherwise specifically provided in this Agreement, no waiver by any party hereto of any breach by any other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a subsequent breach of such condition or provision or a waiver of a similar or dissimilar provision or condition at the same or at any prior or subsequent time; nor shall the receipt or acceptance of compensation or other benefits following any termination of Consultant's employment be deemed a waiver of any condition or provision hereof.

    (e) Consultant shall not assign, pledge or encumber any interest in this Agreement or any part thereof without the express written consent of the Company this Agreement being personal to Consultant. This Agreement shall, however, inure to the benefit of Consultant's estate, dependents, beneficiaries and legal representatives. This Agreement shall not be assignable by the Company without the written consent of Consultant, but if the Company shall merge or consolidate with or into, or transfer all or substantially all of its assets to, another corporation or other form of business organization, then this Agreement shall inure to the benefit of and be binding upon the successor of the Company resulting from such merger, consolidation or transfer. No such merger, consolidation or transfer, however, shall relieve the Company from liability and responsibility for the performance of its duties and obligations hereunder.

    (f) Each provision of this Agreement constitutes a separate and distinct undertaking, covenant and/or provision hereof. In the event that any provision of this Agreement shall finally be determined to be unlawful, such provision shall be deemed severed from this Agreement, but every other provision of this Agreement shall remain in full force and effect, and in substitution for any such provision held unlawful, there shall be substituted a provision of similar import reflecting the original intent of the parties hereto to the extent permissible under law.

    (g) This Agreement and the agreements referred to herein comprise the entire understanding between the Company and Consultant as to the subject matter hereof and supersedes all prior agreements relating thereto.

    (h) In the event of a breach by Consultant of any of the provisions of Sections 6, 7, or 8 of this Agreement, the Company shall have the right to institute and prosecute proceedings, in equity, in any court of competent jurisdiction, to obtain an injunction during or after the term of this Agreement to enforce the provisions of such Sections and to pursue any other remedy to which the Company may be entitled. Consultant acknowledges that the Company's remedy at law for any of Consultant's obligations under such Sections will be inadequate, and Consultant agrees and consents that temporary and permanent injunctive relief may be granted in any proceeding which may be brought to enforce any provision thereof, without the necessity of proof of actual damage.

    IN WITNESS WHEREOF, Consultant and the Company, by a duly authorized officer of the Company pursuant to the authority of its Board of Directors, have executed this Consulting Agreement as of the day and year first written above.

        OSIRIS THERAPEUTICS, INC.

        By: /s/ James S. Burns
        ---------------------------------
        James S. Burns, President and CEO



        /s/ Max Link
        ---------------------------------
        MAX LINK

                                     Exhibit A
                             OSIRIS THERAPEUTICS, INC.

                           Incentive Equity Compensation
                                        for
                                   Max Link, Ph.D.


 1. Total Shares: 40,000 shares of Osiris Common Stock at a purchase price of $0.34 per share.

 2. Incentive Features: Milestone vesting schedule based on achievement of corporate partnership and/or financing milestones3 based on the introduction or arrangement by Dr. Link.

 3. Vesting Schedule:
  10,000 Upon issuance of $2.5 million of Osiris Preferred Stock to qualified individuals and/or financial institutions introduced by Dr. Link (i.e., 10,000 shares for each $2.5 million1 up to 40,000 shares).

                                 - or -

  40,000 Upon completion of a corporate partner-ship agreement in the pharmaceutical, stem cell and/or other cell/drug therapy field involving equity investment, license fees1 milestone payments and multi-year R&D contracts on the part of the corporate partner, in exchange for product and/or geographic rights and, in an aggregate amount which exceeds $50 million over a period of five years

                                 - or -

 20,000 Upon completion of a license or purchase agreement for proprietary technology acquired by Osiris which is the subject of a patent application and which was introduced by Dr. Link

                                 - or -

 40,000 Upon completion of a minority equity investment in Osiris by a health care company in an amount exceeding $20 million at a price per share in excess of $8 per share.

Incentive Equity Compensation
Exhibit A contd.
Page Two

 40,000   Upon approval by Osiris shareholders of a definitive
 or more agreement to purchase a majority equity interest in Osiris at a price of at least $20 per share3 based on the Company's capitalization as of December1,1994.

          Preferred Stock investments over $10 million or substantial corporate investments by investors and/or companies introduced by Dr. Link will be negotiated separately.

                              Promissory Note

$27,200.00                                                 January 2, 1995
                                                           Cleveland, Ohio

    FOR VALUE RECEIVED, the undersigned, Max Link, whose address is Tobelhofstrasse 30, 8044 Zurich, Switzerland (the "Maker"), promises to pay, in lawful money of the United State of America, to the order of Osiris Therapeutics, Inc., a Delaware corporation with an address of 11100 Euclid Avenue, Wearn Building, Fourth Floor, Cleveland, Ohio 44106 (the "Payee"), the sum of Twenty Seven Thousand Two Hundred Dollars ($27,200.00) (the "Principal Sum") as hereinafter set forth.

    In accordance with that certain Consulting Agreement dated as of November 23, 1994 ("Consulting Agreement") by and between Maker and Payee, this Promissory Note is given to Payee and represents payment of the purchase price for the Shares (as defined in the Consulting Agreement)

    Payment of the Principal Sum. Payment of the Principal Sum, together with interest at seven and one-half percent (71/2%) per annum, shall be due and payable on the earlier of (i) the date on which a demand for payment of the Principal Sum is made upon Maker by Payee, (ii) the date on which the Maker sells all or any portion of the Shares, and (iii) December 31, 2003.

    Prepayment. The unpaid and outstanding balance of the Principal Sum may be prepaid, in whole or in part, without any premium or penalty.

    Default. It shall be an event of default hereunder ("Event of Default") if (a) Maker fails to make any payment due hereunder when due or within ten
(10) days thereafter; (b) by the order or decree of a court of competent jurisdiction an adjudication is made that the Maker is bankrupt or insolvent, or a substantial part of the property of the Maker shall have been sequestered, and such decree shall have continued unreversed or unstayed for a period of thirty (30) days after the entry thereof; or (c) the Maker shall make a general assignment for the benefit of the creditors.

         /s/ Max Link
         ------------
         Max Link
         "Maker"

    This Note has not been registered under the Securities Act of 1933 or applicable state securities laws, if any, and neither the Note nor any interest therein may be sold, transferred, pledged or otherwise disposed of in the absence of (i) the opinion of counsel or other evidence satisfactory to the issuer hereof that such disposition may lawfully be made without such registration or (ii) such registration.